AS FILED WITH THE SECRETARY OF STATE OF SOUTH CAROLINA MAY 22, 1997.

                             STATE OF SOUTH CAROLINA
                               SECRETARY OF STATE

                              ARTICLES OF AMENDMENT

     Pursuant to Section 33-10-106 of the 1976 South Carolina Code, as amended, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.   The name of the corporation is First National Corporation.

2. On May 8, 1997, the corporation adopted the following Amendment(s) of its Articles of Incorporation.

     RESOLVED, that pursuant to a two-for-one split of the authorized shares of the Corporation's common stock, the total number of authorized shares of the Corporation's common stock shall be increased from 20,000,000 shares to 40,000,000 shares and the par value of each authorized share shall be reduced from $5.00 per share to $2.50 per share.

3. The manner, if not set forth in the amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the Amendment shall be effected, is as follows: (if not applicable, insert "not applicable" or "NA").

     Shareholders of record on May 19, 1997 will be issued additional stock certificates representing one additional share of the Corporation's Common Stock for every share currently held. Cash will be paid in lieu of fractional shares.

4.   Complete either a or b, whichever is applicable.

     a.  [ ] Amendment(s) adopted by shareholder action.

         At the date of adoption of the amendment, the number of outstanding shares of each voting group entitled to vote separately on the Amendment, and the vote of such shares was:

                    Number of     Number of      Number of         Number of
                    out-          Votes          Shares            Undisputed*
         Voting     standing      Entitled       Represented       Shares Voted
         Group       Shares       to be Cast     at the meeting    For   Against

b. [x] The amendment(s) was duly adopted by the Incorporators or board of directors without shareholder approval pursuant to ss.33-6-102(d), 33-10-102 and 33-10-105 of the 1976 South Carolina Code as amended, and shareholder action was not required.

5. Unless a delayed date is specified, the effective date of these Articles of Amendments shall be the date of acceptance for filing by the Secretary of State (See ss.33-1-230(b)): Effective Date: May 30, 1997.

DATE: May 16, 1997                 FIRST NATIONAL CORPORATION
                                   (Name of Corporation)

                                       s/W. Louis Griffith
                                   By:----------------------------------------
                                        (Signature)
                                      W. Louis Griffith
                                      Chief Financial Officer and Vice President
                                       (Type or Print Name and Office)

*NOTE: Pursuant to Section 33-10-106(6)(i), the corporation can alternatively state the total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment or the total number of undisputed votes cast for the amendment by each voting group together with a statement that the number cast for the amendment by each voting group was sufficient for approval by that voting group.